Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Home Depot, Inc.:

We have audited the accompanying Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of January 29, 2006 and January 30, 2005, and the related Consolidated Statements of Earnings, Stockholders’ Equity and Comprehensive Income, and Cash Flows for each of the fiscal years in the three-year period ended January 29, 2006. These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of The Home Depot, Inc. and subsidiaries as of January 29, 2006 and January 30, 2005, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended January 29, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the Consolidated Financial Statements, effective February 3, 2003, the Company changed its method of accounting for cash consideration received from a vendor to conform to Emerging Issues Task Force No. 02-16 and adopted the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Home Depot, Inc. and subsidiaries’ internal control over financial reporting as of January 29, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 22, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
March 22, 2006, except as to note 12
    which is as of March 24, 2006, and
    note 13 which is as of June 21, 2006

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year Ended(1)
amounts in millions, except per share data	January 29, 2006	January 30, 2005	February 1, 2004
NET SALES	$81,511	$73,094	$64,816
Cost of Sales	54,191	48,664	44,236
GROSS PROFIT	27,320	24,430	20,580
Operating Expenses:
Selling, General and Administrative	16,485	15,256	12,713
Depreciation and Amortization	1,472	1,248	1,021
Total Operating Expenses	17,957	16,504	13,734
OPERATING INCOME	9,363	7,926	6,846
Interest Income (Expense):
Interest and Investment Income	62	56	59
Interest Expense	(143)	(70)	(62)
Interest, net	(81)	(14)	(3)
EARNINGS BEFORE PROVISION FOR INCOME TAXES	9,282	7,912	6,843
Provision for Income Taxes	3,444	2,911	2,539

NET EARNINGS	$5,838	$5,001	$4,304

Weighted Average Common Shares	2,138	2,207	2,283
BASIC EARNINGS PER SHARE	$2.73	$2.27	$1.88

Diluted Weighted Average Common Shares	2,147	2,216	2,289
DILUTED EARNINGS PER SHARE	$2.72	$2.26	$1.88

(1)          Fiscal years ended January 29, 2006, January 30, 2005 and February 1, 2004 include 52 weeks.

See accompanying Notes to Consolidated Financial Statements

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

amounts in millions, except per share data	January 29, 2006	January 30, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$793	$506
Short-Term Investments	14	1,659
Receivables, net	2,396	1,499
Merchandise Inventories	11,401	10,076
Other Current Assets	742	533
Total Current Assets	15,346	14,273
Property and Equipment, at cost:
Land	7,924	6,932
Buildings	14,056	12,325
Furniture, Fixtures and Equipment	7,073	6,195
Leasehold Improvements	1,207	1,191
Construction in Progress	843	1,404
Capital Leases	427	390
	31,530	28,437
Less Accumulated Depreciation and Amortization	6,629	5,711
Net Property and Equipment	24,901	22,726
Notes Receivable	348	369
Cost in Excess of the Fair Value of Net Assets Acquired	3,286	1,394
Other Assets	601	258
Total Assets	$44,482	$39,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-Term Debt	$900	$—
Accounts Payable	6,032	5,766
Accrued Salaries and Related Expenses	1,176	1,055
Sales Taxes Payable	488	412
Deferred Revenue	1,757	1,546
Income Taxes Payable	388	161
Current Installments of Long-Term Debt	513	11
Other Accrued Expenses	1,647	1,504
Total Current Liabilities	12,901	10,455
Long-Term Debt, excluding current installments	2,672	2,148
Other Long-Term Liabilities	977	871
Deferred Income Taxes	1,023	1,388
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.05; authorized: 10,000 shares; issued 2,401 shares at January 29, 2006 and 2,385 shares at January 30, 2005; outstanding 2,124 shares at January 29, 2006 and 2,185 shares at January 30, 2005	120	119
Paid-In Capital	7,287	6,650
Retained Earnings	28,943	23,962
Accumulated Other Comprehensive Income	409	227
Unearned Compensation	(138)	(108)
Treasury Stock, at cost, 277 shares at January 29, 2006 and 200 shares at January 30, 2005	(9,712)	(6,692)
Total Stockholders’ Equity	26,909	24,158
Total Liabilities and Stockholders’ Equity	$44,482	$39,020

See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’
EQUITY AND COMPREHENSIVE INCOME

amounts in millions, except per share data	Common Stock				Accumulated Other		Treasury Stock		Total
	Shares	Amount	Paid-In In Capital	Retained Earnings	Comprehensive Income (Loss)(1)	Unearned Compensation	Shares	Amount	Stockholders’ Equity	Comprehensive Income(2)
BALANCE, FEBRUARY 2, 2003	2,362	$118	$5,858	$15,971	$(82)	$(63)	(69)	$(2,000)	$19,802
Net Earnings	—	—	—	4,304	—	—	—	—	4,304	$4,304
Shares Issued Under Employee Stock Plans	11	1	249	—	—	(26)	—	—	224
Tax Effect of Sale of Option Shares by Employees	—	—	24	—	—	—	—	—	24
Translation Adjustments	—	—	—	—	172	—	—	—	172	172
Stock Options, Awards and Amortization of Restricted Stock	—	—	53	—	—	13	—	—	66
Repurchase of Common Stock	—	—	—	—	—	—	(47)	(1,590)	(1,590)
Cash Dividends ($0.26 per share)	—	—	—	(595)	—	—	—	—	(595)
Comprehensive Income										$4,476
BALANCE, FEBRUARY 1, 2004	2,373	$119	$6,184	$19,680	$90	$(76)	(116)	$(3,590)	$22,407
Net Earnings	—	—	—	5,001	—	—	—	—	5,001	$5,001
Shares Issued Under Employee Stock Plans	12	—	340	—	—	(54)	—	—	286
Tax Effect of Sale of Option Shares by Employees	—	—	26	—	—	—	—	—	26
Translation Adjustments	—	—	—	—	137	—	—	—	137	137
Stock Options, Awards and Amortization of Restricted Stock	—	—	100	—	—	22	—	—	122
Repurchase of Common Stock	—	—	—	—	—	—	(84)	(3,102)	(3,102)
Cash Dividends ($0.325 per share)	—	—	—	(719)	—	—	—	—	(719)
Comprehensive Income										$5,138
BALANCE, JANUARY 30, 2005	2,385	$119	$6,650	$23,962	$227	$(108)	(200)	$(6,692)	$24,158
Net Earnings	—	—	—	5,838	—	—	—	—	5,838	$5,838
Shares Issued Under Employee Stock Plans	16	1	472	—	—	(63)	—	—	410
Tax Effect of Sale of Option Shares by Employees	—	—	24	—	—	—	—	—	24
Translation Adjustments	—	—	—	—	182	—	—	—	182	182
Stock Options, Awards and Amortization of Restricted Stock	—	—	141	—	—	33	—	—	174
Repurchase of Common Stock	—	—	—	—	—	—	(77)	(3,020)	(3,020)
Cash Dividends ($0.40 per share)	—	—	—	(857)	—	—	—	—	(857)
Comprehensive Income										$6,020
BALANCE, JANUARY 29, 2006	2,401	$120	$7,287	$28,943	$409	$(138)	(277)	$(9,712)	$26,909

(1)           Balance at January 29, 2006 consists primarily of foreign currency translation adjustments.

(2)           Components of Comprehensive Income are reported net of related income taxes.

See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended(1)
amounts in millions	January 29, 2006	January 30, 2005	February 1, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$5,838	$5,001	$4,304
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,579	1,319	1,076
Impairment Related to Disposition of EXPO Real Estate	78	—	—
Stock-Based Compensation Expense	175	125	67
Changes in Assets and Liabilities, net of the effects of acquisitions:
(Increase) Decrease in Receivables, net	(358)	(266)	25
Increase in Merchandise Inventories	(971)	(849)	(693)
Decrease (Increase) in Other Current Assets	16	29	(49)
Increase in Accounts Payable and Accrued Liabilities	12	917	790
Increase in Deferred Revenue	209	263	279
Increase (Decrease) in Income Taxes Payable	175	2	(27)
(Decrease) Increase in Deferred Income Taxes	(609)	319	605
Increase in Other Long-Term Liabilities	151	119	33
Other	189	(75)	135
Net Cash Provided by Operating Activities	6,484	6,904	6,545
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures, net of $51, $38 and $47 of non-cash capital expenditures in fiscal 2005, 2004 and 2003, respectively	(3,881)	(3,948)	(3,508)
Purchase of Assets from Off-Balance Sheet Financing Arrangement	—	—	(598)
Payments for Businesses Acquired, net	(2,546)	(727)	(215)
Proceeds from Sales of Property and Equipment	164	96	265
Purchases of Investments	(18,230)	(25,890)	(38,649)
Proceeds from Sales and Maturities of Investments	19,907	25,990	38,534
Net Cash Used in Investing Activities	(4,586)	(4,479)	(4,171)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-Term Borrowings, net	900	—	—
Proceeds from Long-Term Borrowings, net of discount	995	995	—
Repayments of Long-Term Debt	(24)	(510)	(9)
Repurchase of Common Stock	(3,040)	(3,106)	(1,554)
Proceeds from Sale of Common Stock, net	414	285	227
Cash Dividends Paid to Stockholders	(857)	(719)	(595)
Net Cash Used in Financing Activities	(1,612)	(3,055)	(1,931)
Increase (Decrease) in Cash and Cash Equivalents	286	(630)	443
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1	33	20
Cash and Cash Equivalents at Beginning of Year	506	1,103	640
Cash and Cash Equivalents at End of Year	$793	$506	$1,103
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS MADE FOR:
Interest, net of interest capitalized	$114	$78	$70
Income Taxes	$3,860	$2,793	$2,037

(1)          Fiscal years ended January 29, 2006, January 30, 2005 and February 1, 2004 include 52 weeks.

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business, Consolidation and Presentation

The Home Depot, Inc. and subsidiaries (the “Company”) operate The Home Depot stores, which are full-service, warehouse-style stores averaging approximately 105,000 square feet in size. The stores stock approximately 35,000 to 45,000 different kinds of building materials, home improvement supplies and lawn and garden products that are sold to do-it-yourself customers, do-it-for-me customers, home improvement contractors, tradespeople and building maintenance professionals. In addition, the Company operates EXPO Design Center stores (“EXPO”), which offer products and services primarily related to design and renovation projects, The Home Depot Landscape Supply stores, which service landscape professionals and garden enthusiasts with lawn, landscape and garden products and Home Depot Supply stores and Contractors’ Warehouse stores serving primarily professional customers. The Company also operates The Home Depot Floor Stores, which offer primarily flooring products and installation services. At the end of fiscal 2005, the Company was operating 2,042 stores in total, which included 1,793 The Home Depot stores, 34 EXPO Design Center stores, 11 The Home Depot Landscape Supply stores, eight Contractors’ Warehouse stores, three Home Depot Supply stores and two The Home Depot Floor Stores in the United States, including the territories of Puerto Rico and the Virgin Islands (“U.S.”); 137 The Home Depot stores in Canada and 54 The Home Depot stores in Mexico.

Additionally, Home Depot Supply, through the Company’s wholly-owned subsidiaries, distributes products and sells installation services primarily to professional business contractors, businesses and municipalities and operates in three primary areas. Maintenance, Repair and Operations (“MRO”) supplies maintenance, repair and operating products primarily to multi-family housing, hospitality and lodging facilities. The second area, Builder, provides products and arranges installation services for production home builders. Professional Supply, the third area, distributes specialty hardware, tools and materials to construction contractors. The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year is a 52 or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended January 29, 2006 (“fiscal 2005”), January 30, 2005 (“fiscal 2004”) and February 1, 2004 (“fiscal 2003”) include 52 weeks.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts of Cash and Cash Equivalents, Receivables, Short-Term Debt and Accounts Payable approximate fair value due to the short-term maturities of these financial instruments. The fair value of the Company’s investments is discussed under the caption “Short-Term Investments” in this Note 1. The fair value of the Company’s Long-Term Debt is discussed in Note 3.

Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The Company’s Cash and Cash Equivalents are carried at fair market value and consist primarily of high-grade commercial paper, money market funds, U.S. government agency securities and tax-exempt notes and bonds.

Short-Term Investments

Short-Term Investments at the end of fiscal 2004 are primarily auction rate securities. The interest rates on these securities are typically reset to market prevailing rates every 35 days or less, and in all cases every 90 days or less, but have longer stated maturities. Short-Term Investments are recorded at fair value based on current market rates and are classified as available-for-sale. Changes in the fair value are included in Accumulated Other Comprehensive Income (Loss), net of applicable taxes in the accompanying Consolidated Financial Statements.

Accounts Receivable

The Company has an agreement with a third-party service provider who manages the Company’s private label credit card program and directly extends credit to customers. In addition, certain subsidiaries of the Company extend credit directly to customers in the ordinary course of business. The receivables due from customers were $865 million and $321 million as of January 29, 2006 and January 30, 2005, respectively. The Company’s valuation reserve related to accounts receivable was not material as of January 29, 2006 and January 30, 2005.

Merchandise Inventories

The majority of the Company’s Merchandise Inventories are stated at the lower of cost (first-in, first-out) or market, as determined by the retail inventory method. As the inventory retail value is adjusted regularly to reflect market conditions, the inventory valued using the retail method approximates the lower of cost or market. Certain subsidiaries and distribution centers record Merchandise Inventories at the lower of cost (first-in, first-out) or market, as determined by the cost method. These Merchandise Inventories represent approximately 14% of the total Merchandise Inventories balance. The Company evaluates the inventory valued using the cost method at the end of each quarter to ensure that it is carried at the lower of cost or market. The valuation allowance for Merchandise Inventories valued under the cost method was not material to the Company as of the end of fiscal 2005 and fiscal 2004.

Independent physical inventory counts or cycle counts are taken on a regular basis in each store, distribution center and Home Depot Supply location to ensure that amounts reflected in the accompanying Consolidated Financial Statements for Merchandise Inventories are properly stated. During the period between physical inventory counts in stores, the Company accrues for estimated losses related to shrink on a store-by-store basis based on historical shrink results and current trends in the business. Shrink (or in the case of excess inventory, “swell”) is the difference between the recorded amount of inventory and the physical inventory. Shrink may occur due to theft, loss, inaccurate records for the receipt of inventory or deterioration of goods, among other things.

Income Taxes

The Company provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

The Company and its eligible subsidiaries file a consolidated U.S. federal income tax return. Non-U.S. subsidiaries and certain U.S. subsidiaries, which are consolidated for financial reporting purposes, are not eligible to be included in the Company’s consolidated U.S. federal income tax return. Separate provisions for income taxes have been determined for these entities. The Company intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes for non-U.S. subsidiaries was recorded in the accompanying Consolidated Statements of Earnings.

The American Jobs Creation Act of 2004 (“AJC Act”) provides a one-time 85% dividends-received deduction that applies to qualified cash dividends received from controlled foreign corporations if the funds are reinvested in the United States. The deduction can result in an effective income tax rate of 5.25% on the repatriation of foreign earnings, a rate much lower than the normal statutory tax rate of 35%. The Company has determined that it will not repatriate earnings of foreign subsidiaries under the AJC Act.

The AJC Act also provides a new deduction for qualified domestic production activities. When fully phased-in, the deduction will be up to 9% of the lesser of qualified production activities income or taxable income. Because this provision is targeted toward manufacturing activities, the Company does not expect to recognize a material benefit in the current or future tax years.

Depreciation and Amortization

The Company’s Buildings, Furniture, Fixtures and Equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold Improvements are amortized using the straight-line method over the original term of the lease or the useful life of the improvement, whichever is shorter. The Company’s Property and Equipment is depreciated using the following estimated useful lives:

Life
Buildings	10-45 years
Furniture, Fixtures and Equipment	3-20 years
Leasehold Improvements	5-30 years

Capitalized Software Costs

The Company capitalizes certain costs related to the acquisition and development of software and amortizes these costs using the straight-line method over the estimated useful life of the software, which is three to six years. These costs are included in Furniture, Fixtures and Equipment in the accompanying Consolidated Balance Sheets. Certain development costs not meeting the criteria for capitalization are expensed as incurred.

Revenues

The Company recognizes revenue, net of estimated returns, at the time the customer takes possession of merchandise or receives services. The liability for sales returns is estimated based on historical return levels. When the Company receives payment from customers before the customer has taken possession of the merchandise or the service has been performed, the amount received is recorded as Deferred Revenue in the accompanying Consolidated Balance Sheets until the sale or service is complete. The Company also records Deferred Revenue for the sale of gift cards and recognizes this revenue upon the redemption of gift cards in Net Sales. Gift card breakage income is recognized based upon historical redemption patterns and represents the balance of gift cards for which the Company believes the likelihood of redemption by the customer is remote. During fiscal 2005, the Company recognized $52 million of gift card breakage income. Fiscal 2005 was the first year in which the Company recognized gift card breakage income, and therefore, the amount recognized includes the gift card breakage income related to gift cards sold since the inception of the gift card program. This income is recorded as other income and is included in the Consolidated Statement of Earnings as a reduction in Selling, General and Administrative Expenses (“SG&A”).

Services Revenue

Net Sales include services revenue generated through a variety of installation and home maintenance programs. In these programs, the customer selects and purchases material for a project and the Company provides or arranges professional installation. These programs are offered through the Company’s stores and focus primarily on providing products and services to do-it-for-me customers. The Company also arranges for the provision of flooring, countertop, cabinet and window covering installation services to production home builders through its Creative Touch Interiors brand. Under certain programs, when the Company provides or arranges the installation of a project and the subcontractor provides material as part of the installation, both the material and labor are included in services revenue. The Company recognizes this revenue when the service for the customer is complete.

All payments received prior to the completion of services are recorded in Deferred Revenue in the accompanying Consolidated Balance Sheets. Services revenue, including the impact of deferred revenue, was $4.3 billion, $3.6 billion and $2.8 billion for fiscal 2005, 2004 and 2003, respectively.

Self-Insurance

The Company is self-insured for certain losses related to general liability, product liability, automobile, workers’ compensation and medical claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. The expected ultimate cost of claims is estimated based upon analysis of historical data and actuarial estimates.

Prepaid Advertising

Television and radio advertising production costs along with media placement costs are expensed when the advertisement first appears. Included in Other Current Assets in the accompanying Consolidated Balance Sheets are $42 million and $33 million, respectively, at the end of fiscal 2005 and 2004 relating to prepayments of production costs for print and broadcast advertising.

Vendor Allowances

The Company currently receives two types of vendor allowances: volume rebates that are earned as a result of attaining certain purchase levels and advertising co-op allowances for the promotion of vendors’ products that are typically based on guaranteed minimum amounts with additional amounts being earned for attaining certain purchase levels. All vendor allowances are accrued as earned, and those allowances received as a result of attaining certain purchase levels are accrued over the incentive period based on estimates of purchases.

In fiscal 2003, the Company adopted Emerging Issues Task Force No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”), which states that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction of Cost of Sales when recognized in the Company’s Consolidated Statements of Earnings. That presumption is overcome when the consideration is either a reimbursement of specific, incremental and identifiable costs incurred to sell the vendor’s product or a payment for assets or services delivered to the vendor. The Company receives consideration in the form of advertising co-op allowances from its vendors pursuant to annual agreements, which are generally on a calendar year basis. As permitted by EITF 02-16, the Company elected to apply the provisions of EITF 02-16 prospectively to all agreements entered into or modified after December 31, 2002.

There was no material impact to the Company’s Consolidated Statements of Earnings or Consolidated Balance Sheets for fiscal 2005. The impact of EITF 02-16 in fiscal 2004 and fiscal 2003 resulted in a reduction of Cost of Sales of $891 million and $40 million, an increase to SG&A of $1.0 billion and $47 million and a reduction to Earnings before Provision for Income Taxes of $158 million and $7 million, respectively. The impact on the Company’s Diluted Earnings per Share was a reduction of $0.04 in fiscal 2004. There was no material impact on the Company’s Diluted Earnings per Share in fiscal 2003.

Volume rebates and advertising co-op allowances earned are initially recorded as a reduction in Merchandise Inventories and a subsequent reduction in Cost of Sales when the related product is sold. Prior to the adoption of EITF 02-16 in January 2004, advertising co-op allowances earned had been offset against advertising expense to the extent of advertising costs incurred, with the excess treated as a reduction of Cost of Sales.

The Company continues to earn certain advertising co-op allowances that are recorded as an offset against advertising expense as they are reimbursements of specific, incremental and identifiable costs incurred to promote vendors’ products. In fiscal 2005, 2004 and 2003, net advertising expense was $1.1 billion, $1.0 billion and $58 million, respectively, which was recorded in SG&A.

Cost of Sales

Cost of Sales includes the actual cost of merchandise sold and services performed, the cost of transportation of merchandise from vendors to the Company’s stores, locations or customers, the operating cost of the Company’s distribution centers and the cost of deferred interest programs offered through the Company’s private label credit card program.

The cost of handling and shipping merchandise from the Company’s stores, locations or distribution centers to the customer is classified as SG&A. The cost of shipping and handling, including internal costs and payments to third parties, classified as SG&A was $563 million, $499 million and $387 million in fiscal 2005, 2004 and 2003, respectively.

Cost in Excess of the Fair Value of Net Assets Acquired and Other Intangible Assets

Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each year by determining whether the fair value of each reporting unit supports its carrying value. The fair values of the Company’s identified reporting units were estimated using the expected present value of discounted cash flows. The Company recorded no impairment charges for fiscal 2005, 2004 or 2003.

The Company amortizes the cost of other intangible assets over their estimated useful lives, which range from 1 to 12 years, unless such lives are deemed indefinite. Intangible assets with indefinite lives are tested in the third quarter of each year for impairment and written down to fair value as required. The Company recorded no impairment charges for fiscal 2005, 2004 or 2003.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets when management makes the decision to relocate or close a store, or when circumstances indicate the carrying amount of an asset may not be recoverable. Losses related to the impairment of long-lived assets are recognized to the extent the sum of undiscounted estimated future cash flows expected to result from the use of the asset are less than the asset’s carrying value. If the carrying value is greater than the future cash flows, a provision is made to write down the related assets to the estimated net recoverable value. Impairment losses were recorded as a component of SG&A in the accompanying Consolidated Statements of Earnings. When a location closes, the Company also recognizes in SG&A the net present value of future lease obligations, less estimated sublease income.

In fiscal 2005, the Company closed 20 of its EXPO stores, four of which are being converted to The Home Depot store format. In fiscal 2005, the Company charged $91 million to SG&A related to the dispositions, of which $78 million was for asset impairment charges and $13 million was for lease obligations. The Company remains contingently liable for future minimum lease payments related to the affected stores, for which the amounts are not material. Additionally, the Company incurred $29 million of expense in Cost of Sales in fiscal 2005 related to inventory markdowns in these stores. Affected customers are being served by existing The Home Depot and EXPO stores. In fiscal 2005, the Company also closed two Home Depot Supply stores which did not have a material impact to the Company’s financial results.

Stock-Based Compensation

Effective February 3, 2003, the Company adopted the fair value method of recording stock-based compensation expense in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company selected the prospective method of adoption as described in SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” and accordingly, stock-based compensation expense was recognized related to stock options granted, modified or settled and expense related to the Employee Stock Purchase Plan (“ESPP”) after the beginning of fiscal 2003. The fair value of stock options and ESPP as determined on the date of grant using the Black-Scholes option-pricing model is being expensed over the vesting period of the related stock options and ESPP. Prior to February 3, 2003, the Company elected to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which requires the recording of stock-based compensation expense for some, but not all, stock-based compensation.

The per share weighted average fair value of stock options granted during fiscal 2005, 2004 and 2003 was $12.83, $13.57 and $9.79, respectively. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Risk-free interest rate	4.3%	2.6%	3.0%
Assumed volatility	33.7%	41.3%	44.6%
Assumed dividend yield	1.1%	0.8%	1.0%
Assumed lives of option	5 years	5 years	5 years

The following table illustrates the effect on Net Earnings and Earnings per Share as if the Company had applied the fair value recognition provisions of SFAS 123 to all stock-based compensation in each period (amounts in millions, except per share data):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Net Earnings, as reported	$5,838	$5,001	$4,304
Add: Stock-based compensation expense included in reported Net Earnings, net of related tax effects	110	79	42
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(197)	(237)	(279)

Pro forma net earnings	$5,751	$4,843	$4,067

Earnings per Share:
Basic — as reported	$2.73	$2.27	$1.88
Basic — pro forma	$2.69	$2.19	$1.78
Diluted — as reported	$2.72	$2.26	$1.88
Diluted — pro forma	$2.68	$2.19	$1.78

In April 2005, the Securities and Exchange Commission issued guidance delaying the effective date of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), therefore it will now be effective for The Home Depot in the first quarter of fiscal 2006. The Company intends to adopt SFAS 123(R) using the modified-prospective method, therefore, in addition to continuing to recognize stock-based compensation expense for all share-based payments awarded since the adoption of SFAS 123 in fiscal 2003, the Company will also begin expensing unvested options granted prior to 2003 upon the adoption of SFAS 123(R). The Company currently estimates the impact of adopting SFAS 123(R) will be a reduction of Earnings before Provision for Income Taxes of approximately $40 million for fiscal 2006.

Derivatives

The Company measures its derivatives at fair value and recognizes these assets or liabilities on the Consolidated Balance Sheets. The Company’s primary objective for entering into derivative instruments is to manage its exposure to interest rate fluctuations, as well as to maintain an appropriate mix of fixed and variable rate debt. At January 29, 2006, the Company had several outstanding interest rate swaps, accounted for as fair value hedges, with a notional amount of $475 million that swap fixed rate interest on the Company’s $500 million 5 3/8% Senior Notes for variable interest rates equal to LIBOR plus 30 to 245 basis points and expire on April 1, 2006. At January 29, 2006, the fair market value of these agreements was a liability of $1 million, which is the estimated amount that the Company would have paid to settle similar interest rate swap agreements at current interest rates.

Comprehensive Income

Comprehensive Income includes Net Earnings adjusted for certain revenues, expenses, gains and losses that are excluded from Net Earnings under generally accepted accounting principles. Adjustments to Net Earnings are primarily for foreign currency translation adjustments.

Foreign Currency Translation

Assets and Liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and Expenses are generally translated at a daily exchange rate and equity transactions are translated using the actual rate on the day of the transaction.

Segment Information

The Company operates within a single operating segment within North America. Net Sales for Canada and Mexico were $5.3 billion, $4.2 billion and $3.4 billion during fiscal 2005, 2004 and 2003, respectively. Long-lived assets in Canada and Mexico totaled $2.2 billion and $1.7 billion as of January 29, 2006 and January 30, 2005, respectively. See Note 13 for additional segment information.

Reclassifications

Certain amounts in prior fiscal years have been reclassified to conform with the presentation adopted in the current fiscal year.

2.    INTANGIBLE ASSETS

The Company’s intangible assets at the end of fiscal 2005 and fiscal 2004, which are included in Other Assets in the accompanying Consolidated Balance Sheets, consisted of the following (amounts in millions):

	January 29, 2006	January 30, 2005
Customer relationships	$283	$10
Trademarks and franchises	92	2
Other	58	13
Less accumulated amortization	(35)	(7)

Total	$398	$18

Amortization expense related to intangible assets was $29 million and $4 million for fiscal 2005 and fiscal 2004, respectively. Estimated future amortization expense for intangible assets recorded as of January 29, 2006 is $60 million, $59 million, $55 million, $52 million and $48 million for fiscal 2006 through fiscal 2010, respectively.

3.    DEBT

As of January 29, 2006, the Company had $900 million of Short-Term Debt outstanding under its commercial paper program. In the fourth quarter of fiscal 2005, the Company increased the maximum capacity for borrowing under its commercial paper program to $2.5 billion as well as increased the related back-up credit facility with a consortium of banks to $2.0 billion. Since the initial borrowing on January 17, 2006, the maximum amount outstanding under the commercial paper program was $900 million and the weighted average interest rate was 4.3%. The credit facility, which expires in December 2010, contains various restrictions, none of which is expected to materially impact the Company’s liquidity or capital resources.

The Company’s Long-Term Debt at the end of fiscal 2005 and fiscal 2004 consisted of the following (amounts in millions):

	January 29, 2006	January 30, 2005
4 5/8% Senior Notes; due August 15, 2010; interest payable semi-annually on February 15 and August 15	$996	$—
3 3/4% Senior Notes; due September 15, 2009; interest payable semi-annually on March 15 and September 15	996	995
5 3/8% Senior Notes; due April 1, 2006; interest payable semi-annually on April 1 and October 1	500	500
Capital Lease Obligations; payable in varying installments through January 31, 2055	381	351
Other	312	313

Total Long-Term Debt	3,185	2,159
Less current installments	513	11

Long-Term Debt, excluding current installments	$2,672	$2,148

In May 2005, the Company filed a shelf registration statement with the Securities and Exchange Commission for the future issuance of up to $5.0 billion of debt securities. In August 2005, the Company issued $1.0 billion of 4 5/8% Notes due August 15, 2010 (“4 5/8% Senior Notes”) at a discount of $5 million. Interest on the 4 5/8% Senior Notes is payable semi-annually on February 15 and August 15 of each year. The net proceeds of $995 million were used to pay for a portion of the acquisition price of National Waterworks, Inc. The $5 million discount associated with the issuance is being amortized to interest expense over the term of the 4 5/8% Senior Notes using the effective interest rate method. Issuance costs of $7 million are being amortized to interest expense over the term of the 4 5/8% Senior Notes using the straight-line method.

In September 2004, the Company issued $1.0 billion of 3 3/4% Senior Notes due September 15, 2009 (“3 3/4% Senior Notes”) at a discount of $5 million with interest payable semi-annually on March 15 and September 15 of each year. The net proceeds of $995 million were used in part for the repayment of the Company’s outstanding 6 1/2% Senior Notes due September 2004 in the aggregate principal amount of $500 million. The remainder of the net proceeds was used for general corporate purposes. The $5 million discount associated with the issuance is being amortized to interest expense over the term of the 3 3/4% Senior Notes using the effective interest rate method. Issuance costs of $7 million are being amortized to interest expense over the term of the 3 3/4% Senior Notes using the straight-line method.

The Company also had $500 million of unsecured 5 3/8% Senior Notes outstanding as of January 29, 2006, collectively referred to with the 4 5/8% Senior Notes and the 3 3/4% Senior Notes as “Senior Notes.” The Senior Notes may be redeemed by the Company at any time, in whole or in part, at a redemption price plus accrued interest up to the redemption date. The redemption price is equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest to maturity. The Company is generally not limited under these indentures in its ability to incur additional indebtedness nor required to maintain financial ratios or specified levels of net worth or liquidity. However, the indentures governing the Senior Notes contain various restrictive covenants, none of which are expected to impact the Company’s liquidity or capital resources. The Senior Notes are not subject to sinking fund requirements.

Interest Expense in the accompanying Consolidated Statements of Earnings is net of interest capitalized of $51 million, $40 million and $50 million in fiscal 2005, 2004 and 2003, respectively.

Maturities of Long-Term Debt are $513 million for fiscal 2006, $16 million for fiscal 2007, $300 million for fiscal 2008, $1.0 billion for fiscal 2009, $1.0 billion for fiscal 2010 and $328 million thereafter.

As of January 29, 2006, the market values of the publicly traded 4 5/8% Senior Notes, 3 3/4% Senior Notes and 5 3/8% Senior Notes were approximately $985 million, $976 million and $500 million, respectively. The estimated fair value of all other long-term borrowings, excluding capital lease obligations, was approximately $314 million compared to the carrying value of $312 million. These fair values were estimated using a discounted cash flow analysis based on the Company’s incremental borrowing rate for similar liabilities.

4.    INCOME TAXES

The components of Earnings before Provision for Income Taxes for fiscal 2005, 2004 and 2003 are as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
United States	$8,736	$7,508	$6,440
Foreign	546	404	403

Total	$9,282	$7,912	$6,843

The Provision for Income Taxes consisted of the following (amounts in millions):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Current:
Federal	$3,394	$2,153	$1,520
State	507	279	307
Foreign	156	139	107

	4,057	2,571	1,934

Deferred:
Federal	(527)	304	573
State	(111)	52	27
Foreign	25	(16)	5

	(613)	340	605

Total	$3,444	$2,911	$2,539

The Company’s combined federal, state and foreign effective tax rates for fiscal 2005, 2004 and 2003, net of offsets generated by federal, state and foreign tax benefits, were approximately 37.1%, 36.8% and 37.1%, respectively.

The reconciliation of the Provision for Income Taxes at the federal statutory rate of 35% to the actual tax expense for the applicable fiscal years is as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Income taxes at federal statutory rate	$3,249	$2,769	$2,395
State income taxes, net of federal income tax benefit	279	215	217
Foreign rate differences	(10)	(17)	(29)
Change in valuation allowance	(23)	(31)	—
Other, net	(51)	(25)	(44)

Total	$3,444	$2,911	$2,539

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of January 29, 2006 and January 30, 2005, were as follows (amounts in millions):

	January 29, 2006	January 30, 2005
Current:
Deferred Tax Assets:
Accrued self-insurance liabilities	$220	$106
Other accrued liabilities	278	202
Other	28	—

Current Deferred Tax Assets	526	308
Deferred Tax Liabilities:
Accelerated inventory deduction	(271)	(234)
Other	(17)	(25)

Current Deferred Tax Liabilities	(288)	(259)

Current Deferred Tax Assets, net	238	49

Noncurrent:
Deferred Tax Assets:
Accrued self-insurance liabilities	277	79
Other accrued liabilities	35	11
Net operating losses	63	41
Valuation allowance	—	(23)

Noncurrent Deferred Tax Assets	375	108
Deferred Tax Liabilities:
Property and equipment	(1,160)	(1,425)
Goodwill and other intangibles	(209)	(33)
Other	—	(8)

Noncurrent Deferred Tax Liabilities	(1,369)	(1,466)

Noncurrent Deferred Tax Liabilities, net	(994)	(1,358)

Net Deferred Tax Liabilities	$(756)	$(1,309)

Current deferred tax assets and current deferred tax liabilities are netted by tax jurisdiction and noncurrent deferred tax assets and noncurrent deferred tax liabilities are netted by tax jurisdiction, and are included in the accompanying Consolidated Balance Sheets as follows (amounts in millions):

	January 29, 2006	January 30, 2005
Other Current Assets	$298	$83
Other Assets	29	30
Other Accrued Expenses	(60)	(34)
Deferred Income Taxes	(1,023)	(1,388)

Net deferred tax liabilities	$(756)	$(1,309)

As a result of acquisitions that were accounted for under the purchase method of accounting, deferred tax liabilities of $132 million were recorded in fiscal 2005 representing the difference between the book value and the tax basis of acquired assets.

At January 29, 2006, the Company had foreign net operating loss carry-forwards to reduce future taxable income of certain foreign subsidiaries of $5 million, which will expire at various dates from 2009 to 2015. Management has concluded that it is more likely than not that these tax benefits related to the net operating losses will be realized and hence no valuation allowance has been provided. The Company has not provided for U.S. deferred income taxes on $1.1 billion of undistributed earnings of international subsidiaries because of its intention to indefinitely reinvest these earnings outside the U.S. The determination of the amount of the unrecognized deferred U.S. income tax liability related to the undistributed earnings is not practicable; however, unrecognized foreign income tax credits would be available to reduce a portion of this liability.

At January 30, 2005, the Company had a valuation allowance against certain deferred tax assets totaling $23 million. During fiscal 2005, the Company reversed this valuation allowance of $23 million because management concluded that it is more likely than not that these tax benefits will be realized. During fiscal 2004, the Company reversed a valuation allowance of $31 million for deferred tax assets that were realized due to the Company’s ability to fully utilize capital losses. The likelihood of realizing the benefit of deferred tax assets is assessed on an ongoing basis. Consequently, future changes in the valuation allowance are possible.

The Company’s income tax returns are routinely under audit by domestic and foreign tax authorities. These audits include questions regarding its tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. In 2005, the IRS completed its examination of the Company’s U.S. federal income tax returns through fiscal 2002. As a result of these examinations, certain deferred tax assets increased by $72 million. Certain issues relating to the examinations of fiscal years 2001 and 2002 are under appeal, the outcome of which is not expected to have a material impact on the Company’s financial statements.

5.    EMPLOYEE STOCK PLANS

The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan (“2005 Plan”) and The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan (“1997 Plan”) (collectively the “Plans”) provide that incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares, performance units and deferred shares may be issued to selected associates, officers and directors of the Company. Under the 2005 Plan, the maximum number of shares of the Company’s common stock authorized for issuance is 255 million shares, with any award other than a stock option reducing the number of shares available for issuance by 2.11 shares. As of January 29, 2006, there were 251 million shares available for future grant under the 2005 Plan. No additional equity awards may be issued from the 1997 Plan after the adoption of the 2005 Plan on May 26, 2005.

Under the Plans, as of January 29, 2006, the Company had granted incentive and non-qualified stock options for 192 million shares, net of cancellations (of which 110 million had been exercised). Incentive stock options and non-qualified stock options are priced at the fair market value of the Company’s stock on the date of the grant and typically vest at the rate of 25% per year commencing on the first anniversary date of the grant and expire on the tenth anniversary date of the grant. The Company recognized $133 million, $86 million and $40 million of stock-based compensation expense in fiscal 2005, 2004 and 2003, respectively, related to stock options granted, modified or settled and expense related to the ESPP after the beginning of 2003 (see Note 1 under the caption “Stock-Based Compensation”).

Under the Plans, as of January 29, 2006, the Company had issued 6 million shares of restricted stock with a weighted average grant date value of $35.76 per share net of cancellations (the restrictions on 741,000 shares have lapsed). Generally, the restrictions on the restricted stock lapse according to one of the following schedules: (1) the restrictions on 25% of the restricted stock lapse upon the third and sixth year anniversaries of the date of issuance with the remaining 50% of the restricted stock lapsing upon the associate’s attainment of age 62, or (2) the restrictions on 100% of the restricted stock lapse at 3 or 5 years. The fair value of the restricted stock is expensed over the period during which the restrictions lapse. The Company recorded stock-based compensation expense related to restricted stock of $32 million, $22 million and $13 million in fiscal 2005, 2004 and 2003, respectively.

The Company maintains two employee stock purchase plans (U.S. and non-U.S. plans). The plan for U.S. associates is a tax-qualified plan under Section 423 of the Internal Revenue Code. The non-U.S. plan is not a Section 423 plan. The ESPPs allow associates to purchase up to 152 million shares of common stock, of which 117 million shares (adjusted for subsequent stock splits) have been purchased from inception of the plans. Prior to July 1, 2004, shares under the ESPPs were purchased at a price equal to the lower of 85% of the stock’s fair market value on the first day or the last day of the purchase period. Beginning July 1, 2004, the purchase price of shares under the ESPPs was equal to 85% of the stock’s fair market value on the last day of the purchase period. These shares were included in the pro forma calculation of stock-based compensation expense included in Note 1 under the caption “Stock-Based Compensation.” During fiscal 2005, 3 million shares were purchased under the ESPPs at an average price of $33.72 per share. Under the outstanding ESPPs as of January 29, 2006, employees have contributed $10 million to purchase shares at 85% of the stock’s fair market value on the last day (June 30, 2006) of the purchase period. The Company had 35 million shares available for issuance under the ESPPs at January 29, 2006.

As of January 29, 2006, there were 3 million non-qualified stock options and 1 million deferred stock units outstanding under non-qualified stock option and deferred stock unit plans that are not part of the Plans. During fiscal 2005, 2004 and 2003, the Company did not grant any deferred stock units under the deferred stock unit plans that are not part of the Plans. In fiscal 2005, 2004 and 2003, there were 461,000, 461,000 and 635,000 deferred stock units, respectively, granted under the Plans. The weighted average grant date value of the outstanding deferred stock units at January 29, 2006 was $37.75 per share. Each deferred stock unit entitles the associate to one share of common stock to be received up to five years after the vesting date of the deferred stock unit, subject to certain deferral rights of the associate. The fair value of the deferred stock units on the grant dates was $18 million, $16 million and $19 million for deferred units granted in fiscal 2005, 2004 and 2003, respectively. These amounts are being expensed over the vesting periods. The Company recorded stock-based compensation expense related to deferred stock units of $10 million, $14 million and $13 million in fiscal 2005, 2004 and 2003, respectively.

In total, the Company recorded stock-based compensation expense, including the expense of stock options, ESPPs, restricted stock and deferred stock units, of $175 million, $125 million and $67 million, in fiscal 2005, 2004 and 2003, respectively.

The following table summarizes stock options outstanding at January 29, 2006, January 30, 2005 and February 1, 2004, and changes during the fiscal years ended on these dates (shares in thousands):

	Number of Shares	Weighted Average Option Price
Outstanding at February 2, 2003	83,166	$37.09
Granted	19,234	24.97
Exercised	(4,708)	16.03
Canceled	(9,913)	38.54

Outstanding at February 1, 2004	87,779	$35.40

Granted	16,713	36.46
Exercised	(7,825)	25.94
Canceled	(10,273)	38.27

Outstanding at January 30, 2005	86,394	$36.12

Granted	17,721	37.96
Exercised	(11,457)	28.83
Canceled	(8,626)	38.65

Outstanding at January 29, 2006	84,032	$37.24

The following table summarizes information regarding stock options outstanding at January 29, 2006 (shares in thousands):

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (Yrs.)	Weighted Average Outstanding Option Price	Options Exercisable	Weighted Average Exercisable Option Price
$ 9.61 to 21.29	4,187	1.5	$16.70	4,187	$16.70
22.63 to 31.56	10,129	7.0	24.65	3,284	24.68
31.92 to 36.84	20,600	7.5	35.53	7,374	35.00
37.29 to 40.95	31,284	7.0	38.81	15,392	39.71
42.55 to 53.00	17,832	5.5	48.44	13,477	49.06

	84,032	6.5	$37.24	43,714	$38.47

6.    LEASES

The Company leases certain retail locations, office space, warehouse and distribution space, equipment and vehicles. While most of the leases are operating leases, certain locations and equipment are leased under capital leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced.

Certain lease agreements include escalating rents over the lease terms. The Company expenses rent on a straight-line basis over life of the lease which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in Other Accrued Expenses and Other Long-Term Liabilities in the accompanying Consolidated Balance Sheets.

The Company has a lease agreement under which the Company leases certain assets totaling $282 million. This lease was originally created under a structured financing arrangement and involves two special purpose entities. The Company financed a portion of its new stores opened in fiscal years

1997 through 2003 under this lease agreement. Under this agreement, the lessor purchased the properties, paid for the construction costs and subsequently leased the facilities to the Company. The Company records the rental payments under the terms of the operating lease agreements as SG&A in the accompanying Consolidated Statements of Earnings.

The $282 million lease agreement expires in 2008 with no renewal option. The lease provides for a substantial residual value guarantee limited to 79% of the initial book value of the assets and includes a purchase option at the original cost of each property. As the leased assets were placed into service, the Company estimated its liability under the residual value guarantee. The maximum amount of the residual value guarantee relative to the assets under the lease agreement described above is estimated to be $223 million. Events or circumstances that would require the Company to perform under the residual value guarantee include (1) initial default on the lease with the assets sold for less than book value, or (2) the Company’s decision not to purchase the assets at the end of the lease and the sale of the assets results in proceeds less than the initial book value of the assets. During 2005, the Company committed to exercise its option to purchase the assets under this lease for $282 million at the end of the lease term in 2008.

In the first quarter of fiscal 2004, the Company adopted the revised version of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires consolidation of a variable interest entity if a company’s variable interest absorbs a majority of the entity’s expected losses or receives a majority of the entity’s expected residual returns, or both.

In accordance with FIN 46, the Company was required to consolidate one of the two aforementioned special purpose entities that, before the effective date of FIN 46, met the requirements for non-consolidation. The second special purpose entity that owns the assets leased by the Company totaling $282 million is not owned by or affiliated with the Company, its management or its officers. Pursuant to FIN 46, the Company was not deemed to have a variable interest, and therefore was not required to consolidate this entity.

FIN 46 requires the Company to measure the assets and liabilities at their carrying amounts, which amounts would have been recorded if FIN 46 had been effective at the inception of the transaction. Accordingly, during the first quarter of 2004, the Company recorded Long-Term Debt of $282 million and Long-Term Notes Receivable of $282 million on the Consolidated Balance Sheets. The Company continues to record the rental payments under the operating lease agreements as SG&A in the Consolidated Statements of Earnings. The adoption of FIN 46 had no economic impact on the Company.

Total rent expense, net of minor sublease income for fiscal 2005, 2004 and 2003 was $782 million, $684 million and $570 million, respectively. Certain store leases also provide for contingent rent payments based on percentages of sales in excess of specified minimums. Contingent rent expense for fiscal 2005, 2004 and 2003 was approximately $9 million, $11 million and $7 million, respectively. Real estate taxes, insurance, maintenance and operating expenses applicable to the leased property are obligations of the Company under the lease agreements.

The approximate future minimum lease payments under capital and all other leases at January 29, 2006 were as follows (in millions):

Fiscal Year	Capital Leases	Operating Leases
2006	$72	$706
2007	72	669
2008	73	618
2009	73	558
2010	74	535
Thereafter through 2097	884	5,363

	1,248	$8,449

Less imputed interest	867

Net present value of capital lease obligations	381
Less current installments	11

Long-term capital lease obligations, excluding current installments	$370

Short-term and long-term obligations for capital leases are included in the accompanying Consolidated Balance Sheets in Current Installments of Long-Term Debt and Long-Term Debt, respectively. The assets under capital leases recorded in Property and Equipment, net of amortization, totaled $304 million and $283 million at January 29, 2006 and January 30, 2005, respectively.

7.    EMPLOYEE BENEFIT PLANS

The Company maintains active defined contribution retirement plans for its employees (“the Benefit Plans”). All associates satisfying certain service requirements are eligible to participate in the Benefit Plans. The Company makes cash contributions each payroll period up to specified percentages of associates’ contributions as approved by the Board of Directors.

The Company also maintains a restoration plan to provide certain associates deferred compensation that they would have received under the Benefit Plans as a matching contribution if not for the maximum compensation limits under the Internal Revenue Code. The Company funds the restoration plan through contributions made to a grantor trust, which are then used to purchase shares of the Company’s common stock in the open market.

The Company’s contributions to the Benefit Plans and the restoration plan were $132 million, $114 million and $106 million for fiscal 2005, 2004 and 2003, respectively. At January 29, 2006, the Benefit Plans and the restoration plan held a total of 31 million shares of the Company’s common stock in trust for plan participants.

8.    BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES

The reconciliation of basic to diluted weighted average common shares for fiscal 2005, 2004 and 2003 was as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Weighted average common shares	2,138	2,207	2,283
Effect of potentially dilutive securities:
Stock Plans	9	9	6

Diluted weighted average common shares	2,147	2,216	2,289

Stock plans include shares granted under the Company’s employee stock plans as described in Note 5 to the consolidated financial statements. Options to purchase 55.1 million, 49.1 million and 67.9 million shares of common stock at January 29, 2006, January 30, 2005 and February 1, 2004, respectively, were excluded from the computation of Diluted Earnings per Share because their effect would have been anti-dilutive.

9.    COMMITMENTS AND CONTINGENCIES

At January 29, 2006, the Company was contingently liable for approximately $1.3 billion under outstanding letters of credit issued for certain business transactions, including insurance programs, trade and construction contracts. The Company’s letters of credit are primarily performance-based and are not based on changes in variable components, a liability or an equity security of the other party.

The Company is involved in litigation arising from the normal course of business. In management’s opinion, this litigation is not expected to materially impact the Company’s consolidated results of operations or financial condition.

10.  ACQUISITIONS

The following acquisitions completed by the Company were all accounted for under the purchase method of accounting. Pro forma results of operations for fiscal 2005, 2004 and 2003 would not be materially different as a result of these acquisitions and therefore are not presented.

In August 2005, the Company acquired National Waterworks, Inc., a leading distributor of products used to build, repair and maintain water and wastewater transmission systems. The aggregate purchase price of this acquisition was $1.4 billion.

The Company completed several other acquisitions during fiscal 2005, 2004 and 2003, primarily adding professional service capabilities to Home Depot Supply. The total aggregate purchase price for acquisitions, including National Waterworks, Inc., in fiscal 2005, 2004 and 2003 was $2.6 billion, $729 million and $248 million, respectively. Accordingly, the Company recorded Cost in Excess of the Fair Value of Net Assets Acquired related to the acquisitions of $1.9 billion, $554 million and $231 million for fiscal 2005, 2004 and 2003, respectively, in the accompanying Consolidated Balance Sheets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition for the fiscal 2005 acquisitions (in millions):

Cash	$44
Receivables	509
Inventories	297
Property and Equipment	70
Intangible Assets(1)	400
Goodwill	1,869
Other assets	14

Total assets acquired	3,203

Current liabilities	418
Other liabilities	149

Total liabilities assumed	567

Net asset acquired	$2,636

(1)          Includes $273 million of customer relationships and $87 million of tradenames and franchises.

In January 2006, the Company announced its intent to acquire Hughes Supply, Inc., a leading distributor of construction and repair products, for aggregate consideration of $3.5 billion. The Company completed this acquisition in the first quarter of fiscal 2006.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the quarterly consolidated results of operations for the fiscal years ended January 29, 2006 and January 30, 2005 (dollars in millions, except per share data):

	Net Sales	Gross Profit	Net Earnings	Basic Earnings per Share	Diluted Earnings per Share
Fiscal Year Ended January 29, 2006:
First Quarter	$18,973	$6,355	$1,247	$0.58	$0.57
Second Quarter	22,305	7,409	1,768	0.83	0.82
Third Quarter	20,744	6,963	1,538	0.72	0.72
Fourth Quarter	19,489	6,593	1,285	0.61	0.60

Fiscal Year	$81,511	$27,320	$5,838	$2.73	$2.72

Fiscal Year Ended January 30, 2005:
First Quarter	$17,550	$5,768	$1,098	$0.49	$0.49
Second Quarter	19,960	6,661	1,545	0.70	0.70
Third Quarter	18,772	6,252	1,317	0.60	0.60
Fourth Quarter	16,812	5,749	1,041	0.48	0.47

Fiscal Year	$73,094	$24,430	$5,001	$2.27	$2.26

Note: The quarterly data may not sum to fiscal year totals due to rounding.

12.  SUBSEQUENT EVENTS - DEBT ISSUANCE

On March 24, 2006, the Company issued $1.0 billion of 5.20% Senior Notes due March 1, 2011 at a discount of $1 million and $3.0 billion of 5.40% Senior Notes due March 1, 2016 at a discount of $15 million. Interest on these senior notes is due semi-annually on March 1 and September 1, of each year.

Additionally in March 2006, the Company entered into forward starting interest rate swap agreements with a notional amount of $2.0 billion accounted for as a cash flow hedge to hedge interest rate fluctuations in anticipation of the issuance of the 5.40% Senior Notes due March 1, 2016. Upon issuance of the 5.40% Senior Notes due March 1, 2016, the Company settled its forward starting interest rate swap agreements and recorded a $12 million decrease, net of income taxes, to Accumulated Other Comprehensive Income, which will be amortized to interest expense over the life of the 5.40% Senior Notes due March 1, 2016.

13. SUBSEQUENT EVENTS - SEGMENT INFORMATION

Effective in the first quarter of fiscal 2006, the Company began operating in two reportable business segments: Retail and Supply. The Retail segment is principally engaged in the operation of retail stores located in the United States, Canada and Mexico. The Supply segment distributes products and sells installation services to business-to-business customers, including home builders, professional contractors, municipalities and maintenance professionals. The Company identifies segments based on how management makes operating decisions, assesses performance and allocates resources. The first quarter of fiscal 2006 is the first period in which the Company began to report its results of operations in two segments. This change is a result of the purchase of Hughes Supply, Inc., which significantly increased the size of Home Depot Supply and resulted in changes in the Company’s internal reporting and management structure.

The Retail segment includes The Home Depot stores, EXPO Design Center stores, The Home Depot Floor Stores and The Home Depot Landscape Supply. The Retail segment also includes the Company’s retail services business and Home Depot Direct, the Company’s catalog and on-line sales business.

The Supply segment includes water and sewer, industrial fasteners, maintenance, repair and operations supply, professional construction supply, plumbing and HVAC, interiors, lumber, electric utilities, industrial pipes, valves and fittings and electrical products distribution.

The Company measures the profit of its segments as “operating income,” which is defined as earnings before net interest expense and provision for income taxes. The amounts under the caption “Eliminations/Other” in the following tables primarily include unallocated corporate overhead, invested cash and short-term investments and intersegment eliminations. The following tables present Net Sales and other financial information by segment for the fiscal years ended January 29, 2006 and January 30, 2005, respectively (amounts in millions):

	Fiscal Year Ended January 29, 2006
	Retail	Supply	Eliminations/Other	Consolidated
Net Sales	$77,022	$4,614	$(125)	$81,511

Operating Income	$9,058	$319	$(14)	$9,363
Interest, net				(81)
Earnings before Provision for Income Taxes				$9,282

Depreciation and Amortization	$1,510	$63	$6	$1,579
Total Assets	$39,904	$4,517	$61	$44,482
Capital Expenditures	$3,777	$104	$-	$3,881
Payments for Businesses Acquired, net	$190	$2,356	$-	$2,546

	Fiscal Year Ended January 30, 2005
	Retail	Supply	Eliminations/Other	Consolidated
Net Sales	$71,101	$2,040	$(47)	$73,094

Operating Income	$7,812	$122	$(8)	$7,926
Interest, net				(14)
Earnings before Provision for Income Taxes				$7,912

Depreciation and Amortization	$1,296	$20	$3	$1,319
Total Assets	$36,902	$1,406	$712	$39,020
Capital Expenditures	$3,905	$43	$-	$3,948
Payments for Businesses Acquired, net	$202	$525	$-	$727